Execution

PARTIAL UNWIND AGREEMENT
with respect to the Base Warrants Confirmation, dated May 30, 2019 between Enphase Energy, Inc. and Barclays Bank PLC

THIS PARTIAL UNWIND AGREEMENT (this “Agreement”) with respect to the Base Warrants Confirmation (as defined below) and the Additional Warrants Confirmation (as defined below) is made as of December 14, 2020 between Enphase Energy, Inc. (the “Company”) and Barclays Bank PLC (“Dealer”), acting through its agent Barclays Capital Inc. (“Agent”).

WHEREAS, the Company and Dealer entered into (i) a Base Warrants confirmation, dated as of May 30, 2019 (the “Base Warrants Confirmation”) (ii) an Additional Warrants confirmation, dated as of June 4, 2019 (the “Additional Warrants Confirmation" and together with the Base Warrants Confirmation, the “Warrants Confirmations”), pursuant to which the Company issued to the Dealer warrants to purchase shares of common stock of the Company (the “Transactions”);

WHEREAS, the Company has requested, and Dealer has agreed, to unwind the Base Warrants Confirmation with respect to 855,762 Warrants (the “Unwind Warrants”) underlying the Base Warrants Confirmation;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1.    Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Warrants Confirmations.

2.    Partial Warrants Unwind. On the Delivery Date (as defined below), the Number of Warrants in the Base Warrants Confirmation shall be reduced by the number of Unwind Warrants, from 2,341,349 to 1,485,587.

3.    [Reserved]

4.    Procedures for Partial Unwind. Pursuant to the terms of this Agreement, during the Hedge Unwind Period (as defined below) Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Warrants underlying the Base Warrants Confirmation.

5.    Delivery. On the first Scheduled Trading Day following the conclusion of the Hedge Unwind Period, or if such day is not a Currency Business Day, on the next Currency Business Day immediately following such day (the “Delivery Date”), the Company shall deliver to Dealer a number of Shares equal to an amount equal to the product of (i) the number of Unwind Warrants multiplied by (ii) the Cash Settlement Amount per Warrant in respect of such Hedge Unwind Period (as determined based on the grid attached as Exhibit A to this Agreement) divided by (iii) the VWAP Price (as defined on the attached Exhibit A to this Agreement). “Hedge Unwind Period” means December 15, 2020, subject to the immediately succeeding paragraph.

Restricted ‐ External

Notwithstanding anything to the contrary in this Agreement, if (i) the Scheduled Trading Day during any Hedge Unwind Period is a Disrupted Day (as defined in the Warrants Confirmations) or (ii) Dealer determines, based on the advice of counsel, that on any Scheduled Trading Day during the Hedge Unwind Period an extension of such Hedge Unwind Period is reasonably necessary or advisable to preserve Dealer’s hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, then the Daily Price for such Scheduled Trading Day(s) shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange, as determined by the Calculation Agent based on transactions in the Shares on such Scheduled Trading Day taking into account, if applicable, the nature and duration of such Market Disruption Event, and the number of Scheduled Trading Days and the Cash Settlement Amount per Warrant related to the Hedge Unwind Period shall be adjusted by the Calculation Agent to account for such disruption and/or extension.

6.    Representations and Warranties of the Company. The Company represents and warrants to Dealer on the date hereof that:
(a)    the Company has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b)    such execution, delivery and performance do not violate or conflict with any law applicable to the Company, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c)    all governmental and other consents that are required to have been obtained by the Company with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d)    the Company’s obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e)    each of the Company and its affiliates is not in possession of any material nonpublic information regarding the Company or its common stock;

(f)    the Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker- dealer in writing; and (C) has total assets of at least $50 million;

(g)    the Company is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

Restricted ‐ External

(h)    the Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act);

(i)    the Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(j)    the Company agrees that on each day during the Hedge Unwind Period, the Shares shall not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act and that the Company shall not engage in any “distribution,” as such term is defined in Regulation M under the Exchange Act, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act, until the second Exchange Business Day immediately following the last day of the Hedge Unwind Period;

(k)    the Company agrees that on each Scheduled Trading Day during the Hedge Unwind Period, neither the Company nor any “affiliated purchaser” (as defined in Rule 10b-18 of the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share); and

(l)    the Company agrees that prior to the date hereof it has notified Dealer of the total number of Shares, if any, purchased by or for the Company or any of its affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Exchange Act) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the date hereof.

7.    Representations and Warranties of Dealer. Dealer represents and warrants to the Company on the date hereof that:
(a)    Dealer has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b)    such execution, delivery and performance do not violate or conflict with any law applicable to Dealer, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c)    all governmental and other consents that are required to have been obtained by Dealer with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d)    Dealer’s obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

8.    Account for Payment to the Company:

To be advised.
Restricted ‐ External

9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

10.    No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Warrants Confirmations shall remain in full force and effect and are hereby confirmed in all respects.

11.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

12.    No Reliance, etc. The Company hereby confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

13.    Acknowledgments and Agreements. The Company acknowledges and agrees that (i) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of the Shares by Dealer (or its agent or affiliate) in connection with this Agreement and (ii) the Company is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, the Company agrees that Section 13.2 of the Equity Definitions remains applicable with respect to any Hedge Positions and Hedging Activities of Dealer in respect of the Transactions subject to the Warrants Confirmations and the transactions contemplated by this Agreement.

14.    Unwind Warrants. Except for the delivery pursuant to this Agreement, the parties agree that no payments or deliveries shall become due or payable and no exercises shall occur, with respect to the Unwind Warrants; provided, however, that until the last day of the Hedge Unwind Period, the “Cash Settlement Amount per Warrant” shall remain subject to adjustment by the Calculation Agent in a manner consistent with, and for the same events that would result in an adjustment to the terms of, the Warrants Confirmations.

15.    [Reserved.]

16.    Role of Agent. Each of Dealer and the Company acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transactions pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transactions, and may transfer its rights and obligations with respect to the Transactions, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transactions, (iv) Dealer and the Agent have not given, and the Company is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transactions. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Company acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Agreement and the Transactions contemplated in the Confirmations thereunder.

Restricted ‐ External

IN WITNESS WHEREOF, the parties have executed this AGREEMENT the day and the year first above written.

ENPHASE ENERGY, INC.
By:     /S/ Eric Branderiz
         Authorized Signatory
Title:    Chief Financial Officer

     BARCLAYS BANK PLC

By:     /S/ Faiz Khan
Authorized Signatory

Restricted ‐ External

EXHIBIT A

VWAP Price	Cash Settlement Amount per Warrant
$135.00	$113.77
$136.00	$114.77
$137.00	$115.77
$138.00	$116.77
$139.00	$117.77
$140.00	$118.77
$141.00	$119.77
$142.00	$120.77
$143.00	$121.77
$144.00	$122.77
$145.00	$123.77
$146.00	$124.77
$147.00	$125.77
$148.00	$126.77
$149.00	$127.77
$150.00	$128.77

If the VWAP Price is not specified on the grid above, the Cash Settlement Amount per Warrant shall be determined based on a straight-line interpolation between the VWAP Prices or extrapolation from the VWAP Prices (as the case may be) specified on the grid above.

“VWAP Price” means the arithmetic average of the Daily Prices for all Scheduled Trading Days in the Hedge Unwind Period.

“Daily Price” for any Scheduled Trading Day means the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ENPH <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Scheduled Trading Day (or if such volume-weighted average price is unavailable or manifestly incorrect, the market value of one Share on such Scheduled Trading Day, as determined by the Calculation Agent).
Restricted ‐ External